FOURTH AMENDED AND RESTATED PROMISSORY NOTE

$6,000,000	November 20, 2018

WHEREAS, the Maker (as defined below) previously executed that certain Promissory Note dated May 9, 2014, in the principal amount of Twelve Million Five Hundred Thousand Dollars ($12,500,00) for the benefit of the Payee (as defined below) (the “Initial Note”), which was modified and renewed by that certain Second Amended and Restated Promissory Note dated September 28, 2015 in the principal amount of Ten Million Dollars ($10,000,000) for the benefit of Payee and which was further modified and renewed by that certain Third Amended and Restated Promissory Note dated August 10, 2016 in the principal amount of Nine Million Five Hundred Thousand Dollars ($9,500,000) for the benefit of Payee (the “A/R Note”);

WHEREAS, the Maker and the Payee desire to amend and restate the A/R Note to, among other things, change the interest rate, principal amount and the repayment schedule as of November 21, 2018 (the “Effective Date”);

NOW, THEREFORE, for and in consideration of the foregoing, this Promissory Note is executed and delivered to read as follows:

FOR VALUE RECEIVED, the undersigned, HARD ROCK SOLUTIONS, LLC, a Utah limited liability company with its principal place of business at 2221 N. 3250 W. Vernal, Utah 84078 and SUPERIOR DRILLING SOLUTIONS, LLC, f/k/a Superior Drilling Products, LLC, a Utah limited liability company with its principal place of business at 2221 N. 3250 W. Vernal, Utah 84078, (hereinafter collectively the “Maker”), hereby promise to pay to the order of WMAFC, INC, f/k/a HARD ROCK SOLUTIONS, INC., a Texas corporation with its principal place of business at 7507 County Road 72, Windsor, Colorado 80550 (the “Payee”), the principal sum of Six Million and No/00 Dollars ($6,000,000.00) together with interest on the outstanding balance of the principal sum at the rates and commencing at the times and pursuant to the terms hereinafter provided until this promissory note (“Promissory Note”) is paid in full.

1. Terms. Capitalized terms used herein without definition have the meanings ascribed to them in that certain Membership Interest Purchase Agreement dated January 28, 2014 by and between Maker, Payee and James D. Isenhour, an individual (the “Purchase Agreement”).

2. Principal and Interest. This Promissory Note shall bear interest up until the Effective Date at the fixed interest rate of 5.75%, and from the Effective Date hereof until October 5, 2020 (the “Maturity Date”) at a fixed interest rate equal to 7.25% per annum (for the actual number of days occurring in the period for which interest is payable) (“Fixed Rate”). All accrued and unpaid interest on this Promissory Note shall be due and payable by Maker to Payee as follows:

(i) commencing on January 5, 2019, a principal payment of $750,000.00 plus accrued interest at the Fixed Rate in effect for the period;

(ii) commencing on April 5, 2019, a principal payment of $750,000.00 plus accrued interest at the Fixed Rate in effect for the period;

(iii) commencing on July 5, 2019, a principal payment of $750,000.00 plus accrued interest at the Fixed Rate in effect for the period;

(iv) commencing on October 5, 2019, a principal payment of $750,000.00 plus accrued interest at the Fixed Rate in effect for the period;

(v) commencing on January 5, 2020, a principal payment of $750,000.00 plus accrued interest at the Fixed Rate in effect for the period;

(vi) commencing on April 5, 2020, a principal payment of $750,000.00 plus accrued interest at the Fixed Rate in effect for the period;

(vii) commencing on July 5, 2020, a principal payment of $750,000.00 plus accrued interest at the Fixed Rate in effect for the period; and

(viii) subject to the succeeding paragraph, on the Maturity Date, the final payment of the entire remaining principal balance of this Promissory Note in the amount of $750,000.00 plus accrued interest at the Fixed Rate in effect for the period is due in full (the “Final Payment”).

3. Maturity Date. The entire outstanding principal balance of this Promissory Note, together with all accrued but unpaid interest thereon, shall be due and payable in full on the Maturity Date (or, if such date is not a business day, then on the immediately preceding business day), or upon any earlier acceleration of the Maker’s obligations hereunder, unless such obligations are earlier satisfied in accordance with the terms hereof.

4. Default. If Maker fails to pay, within fifteen (15) days, any principal of or interest on this Promissory Note when due (“Default”), the holder of this Promissory Note or any part thereof may thereafter provide Maker written notice of the Default, and if Maker continues to be in Default for thirty (30) days or more after receipt of written notice, Payee may declare the principal balance hereof and the interest accrued hereon to be immediately due and payable.

A default under the terms of the Security and Pledge Agreement securing this Promissory Note (hereinafter “Security Agreement”) also is a default under this Promissory Note. If Maker is in default under the terms of the Security Agreement, Payee shall provide Maker with written notice specifying such default and allow thirty (30) days from receipt of said notice to cure the default. Maker shall not be in default under the terms of the Security Agreement until such notice has been given and Maker has failed to cure the default within the thirty (30) day grace period. In the event of a default under the Security Agreement which is not cured within the time period specified herein, Payee, at Payee’s option, may also accelerate the entire balance of this Promissory Note.

If Payee elects to accelerate the balance of this Promissory Note as permitted herein, the entire balance of principal, together with interest to the date of default and all other amounts due under this Note or the Security Agreement shall, from the date of default, bear interest at the rate of nine percent (9.00%) per annum (“Default Interest Rate”), and all such amounts shall be immediately due and payable in full. Interest shall continue to accrue on the full amount of principal, interest and such other amounts due as of the default date until the default has been cured. The Payee shall have the right to recover from Maker an additional amount equal to Payee’s reasonable costs in enforcing this Promissory Note and the Security Agreement in the event of default, including reasonable attorney’s fees and other costs related to the default, whether or not suit is commenced, and whether or not Payee elects to accelerate the balance. All such reasonable fees and costs must be paid before a default will be cured.

5. Prepayment. Maker may, at any time, prepay the outstanding balance of principal and interest due under this Promissory Note in whole or in part, without premium or penalty. In the event of prepayment, there shall become due and payable an amount equal to all accrued interest attributable to that portion of the outstanding principal balance of the Promissory Note being prepaid at that time. Partial prepayments shall not defer the due dates for, or the amounts of, succeeding payments. By its execution hereof, Maker agrees that it shall endeavor to make principal and/or accrued interest payments on this Promissory Note prior to the due dates set forth herein if in Maker’s good faith determination it has the financial wherewithal to make such prepayments.

6. Payments and Computations. All payments on account of indebtedness evidenced by this Promissory Note shall be made on the day when due in lawful money of the United States. Payments are to be made at such place as Payee or the legal holders of this Promissory Note may, from time to time, in writing appoint, and in the absence of such appointment, then at the place provided in the Notice section of the Purchase Agreement.

7. Applicable Law and Jurisdiction. Maker represents and agrees that this instrument and the rights and obligations of all parties hereunder shall be governed by and construed under the laws of the State of Colorado without regard to the conflicts of law principles. Maker hereby consents to the jurisdiction in Colorado concerning any enforcement of this Promissory Note.

8. Severability. The parties hereto intend and believe that each provision in this Promissory Note comports with all applicable local, state and federal laws and judicial decisions. However, if any provision or provisions, or if any portion of any provision or provisions, of this Promissory Note is found by a court of law to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision, or public policy, and if the court should declare that portion, provision or provisions to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of Maker and Payee that such portion, provision or provisions be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this Promissory Note shall be construed as if the illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained herein, and that the rights, obligations and interest of Maker and Payee or the legal holders hereof under the remainder of this Promissory Note shall continue in full force and effect.

9. Maximum Interest. Payee and Maker intend to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof Payee and Maker hereby stipulate and agree that none of the terms and provisions contained herein shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect. Neither Maker nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any indebtedness hereunder shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully contracted for, charged, or received under applicable law from time to time in effect, and the provisions of this section shall control over all other provisions hereof which may be in conflict or apparent conflict herewith. Payee expressly disavows any intention to contract for, charge, collect or receive excessive or unearned interest or finance charges in the event the maturity of any indebtedness hereunder is accelerated or upon the occurrence of any other event. If the maturity of any indebtedness hereunder is accelerated for any reason, any such indebtedness is prepaid and as a result any amounts that constitute interest are in excess of the legal maximum, or Payee or any other holder of any or all of the indebtedness hereunder shall otherwise charge, receive, or collect, or any Person shall pay, moneys which would otherwise increase the interest on any or all of the indebtedness hereunder to an amount in excess of that permitted by applicable law then in effect, then all sums that constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related indebtedness or, at Payee’s or holder’s option, promptly returned to Maker or the other payor thereof, as applicable, upon such determination. In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the maximum amount permitted under applicable law, Payee and Maker (and any other payors thereof) shall to the greatest extent permitted under applicable law, characterize any non-principal payment as an expense, fee or premium rather than as interest, exclude voluntary prepayments and the effects thereof, and amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the instruments evidencing the indebtedness hereunder in accordance with the amounts outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under applicable law in order to lawfully contract for, charge, collect, or receive the maximum amount of interest permitted under applicable law. As used in this section the term “applicable law” means the laws of the State of Colorado including the Laws of the United States of America, as such Laws now exist or may be changed or amended or come into effect in the future.

10. Purchase Agreement. This Promissory Note is the Note referred to in the Purchase Agreement. Payment of this Promissory Note is subject to the Purchase Agreement and the parties hereto agree that this Promissory Note shall not be effective until the occurrence of the Closing and the satisfaction of any obligations as specifically set forth in the Purchase Agreement.

11. Assignment. Payee may assign this Promissory Note in whole or in part or any right to the proceeds hereof, provided that Payee gives Maker prior written notice of any such assignment.

12. Notices. All notices and other communications provided for hereunder shall be in writing (including facsimile communication) and mailed, telegraphed, telecopied or delivered to the addresses provided for in the Purchase Agreement or, as to each party, at such other address as designated by that party in a written notice to the other party. All notices and communications shall be deemed to have been validly served, given or delivered (i) three (3) business days following deposit in the United States mail, with proper postage prepaid; (ii) upon delivery if delivered by hand to the party to be notified; or (iii) the following day if sent by facsimile transmission.

13. Waiver. Maker and all parties now or hereafter liable for the payment hereof, whether as endorser, guarantor, surety or otherwise, generally waive demand, presentment for payment, notice of dishonor, protest and notice of protest, notice of intent to accelerate and notice of acceleration, and diligence in collecting or bringing suit against any party hereto, and agree to all extensions, renewals, indulgences, releases or changes which from time to time may be granted by the holder hereof and to all partial payments hereon, with or without notice before or after maturity.

14. Attorney’s Fees. Should the indebtedness represented by this Promissory Note or any part hereof be collected at law or in equity or through any bankruptcy, receivership, probate or other court proceedings or if this Promissory Note is placed in the hands of attorneys for collection after any default, Maker and all endorsers, guarantors and sureties of this Promissory Note jointly and severally agree to pay to the holder of this Promissory Note in addition to the principal and interest due and payable hereon all the costs and expenses of said holder in enforcing this Promissory Note including, without limitation, reasonable attorneys’ fees and legal expenses.

15. Collateral. This Promissory Note is secured by a first lien security interest in all of the collateral described in the Security Agreement.

16. Promissory Note. This Promissory Note shall constitute a modification and a renewal of all prior promissory notes executed by Maker and payable to the Payee.

Time is of the essence as to all dates set forth herein.

[Signature page follows]

Maker has executed and delivered this Promissory Note as of the day and year first set forth above.

MAKER:	HARD ROCK SOLUTIONS, LLC
a Utah limited liability company

By Its Manager:

Superior Drilling Solutions, LLC f/k/a Superior Drilling Products, LLC,
a Utah limited liability company

	By:	/s/ Troy Meier
Troy Meier, President

SUPERIOR DRILLING SOLUTIONS, LLC f/k/a Superior Drilling Products, LLC,
a Utah limited liability company

	By:	/s/ Troy Meier
Troy Meier, President

PAYEE:	WMAFC, INC. f/k/a HARD ROCK SOLUTIONS, INC.,
a Texas corporation

	By:	/s/ James D. Isenhour
James D. Isenhour, President